Exhibit 99.1

               Muzak Holdings LLC Announces Third Quarter Results

    FORT MILL, S.C.--(BUSINESS WIRE)--xx--Muzak Holdings LLC ("Muzak" or the "Company"), the leading provider of business music services in the United States, today announced financial results for the quarter ended September 30, 2004.
    Music and other business services revenue for the quarter ended September 30, 2004 was $46.4 million, a 5.5% increase, compared to $44.0 million for the quarter ended September 30, 2003. Equipment sales and related services revenue was flat at $15.3 million on a year-on-year basis. As a result, total revenue for the quarter ended September 30, 2004 was $61.7 million, a 4.0% increase, compared to $59.3 million for the quarter ended September 30, 2003.
    EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $15.8 million for the quarter ended September 30, 2004, a decrease of $3.3 million or 17.2%, compared to $19.1 million in the quarter ended September 30, 2003. Excluding the financial impact of charges associated with the Company's reorganization of $0.9 million (see below), a $0.8 million increase in reserves for licensing royalties during the quarter, and a $0.6 million impairment charge for the closed circuit televisions systems ("CCTV") receivable (see below), EBITDA decreased approximately $1.0 million or 5.4% in the quarter ended September 30, 2004 as compared to the 2003 period. The Company believes that EBITDA is a meaningful measure of the cash flows available to invest in new client locations and to service its debt obligations. Cash flow provided by operating activities decreased $7.7 million to $4.1 million for the quarter ended September 30, 2004 as compared to the 2003 period. See attached reconciliation of cash flows from operating activities to EBITDA.
    For the nine months ended September 30, 2004, the Company had music and other business services revenue of $137.6 million, total revenue of $181.9 million, and EBITDA of $49.3 million, representing increases (decreases) of 5.9%, 4.8%, and (3.1%), respectively, over the comparable 2003 period. Excluding $1.7 million and $3.7 million losses on early extinguishment of debt in 2004 and 2003, respectively, $1.7 million financial impact from the Company's reorganization, a $0.8 million increase in reserves for licensing royalties in 2004, and a $0.6 million impairment for the CCTV receivable, EBITDA decreased 1.0% or $0.6 million during 2004 as compared to 2003.
    "Our reorganization during the third quarter into functional alignment will reduce operating costs and increase productivity throughout the organization. Although we are already seeing improvements in the way we do business, these positive developments are not apparent from our third quarter financials. Instead our financials reveal some of the challenges experienced in any significant organizational change. Challenges include the implementation of process changes in all functional areas. We continue to work through some of the challenges of this significant reorganization, but believe we are on track to ultimately achieve operating leverage and enhanced cash flow growth," commented Lon Otremba, Chief Executive Officer.
    The cancellation rate for the nine months ended September 30, 2004 was 10.2% and is consistent with 2003 levels. In addition, the Company signed several new national clients during the third quarter including Citizens Bank, Sports Authority, and GameStop. Third quarter recontracts include Sears, Publix, and Sterling Jewelers.
    "During 2004, equipment and related services margins were negatively impacted by the centralization of the scheduling function and the resulting learning curve for new employees performing this function. We are focused on improving technician productivity through continued improvement of centralized scheduling, telephonic service resolution, and various other initiatives," commented Stephen Villa, Chief Operating Officer.
    "Monitoring selling, general, and administrative expenses throughout 2004 has resulted in a reduction from 27.9% as a percentage of revenues in 2003 to 27.2% in the 2004 period, a positive improvement of $1.3 million," remarked Villa.
    On March 1, 2004, the Company sold its closed circuit television systems inventory and recurring customer contracts to a third party for approximately $2.0 million in notes receivable. Due to the default of scheduled payments to Muzak totaling $1.0 million, the Company recorded a $0.6 million impairment of this receivable in selling, general, and administrative expenses during the third quarter of 2004.
    On November 9, 2004, the Company entered into an amendment of its Senior Credit Facility, which among other things, amended certain financial covenants. This amendment will be filed with our Form 10-Q.
    Muzak Holdings LLC will have a conference call on November 12, 2004 at 11:00 a.m. (Eastern Time) to discuss third quarter 2004 results. The call in number is 1-800-756-4697 and the access code is 0801. A replay of the call will be available for one week beginning at 3:00 p.m on November 12, 2004. The replay number is 1-800-756-3819 and the access code is 080100.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.
    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, the Company's history of net losses, the Company's dependence on satellite delivery of its products, the Company's ability to integrate acquisitions, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, risks associated with the effect of general economic conditions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.


                          Muzak Holdings LLC
                         Financial Highlights
                        -----------------------
                        (unaudited, dollars in
                              thousands)



                                                           Quarter
                             Quarter Ended                  Ended
                          9/30/2004  9/30/2003  % Change  6/30/2004
                          ---------- ---------- --------- ----------
Selected Operations Data

  Revenues
   Music and Other
    Business Services       $46,365    $43,965       5.5%   $45,971
   Equipment Sales and
    Related Services         15,341     15,384      -0.3%    14,199
                          ---------- ---------- --------- ----------
          Total Revenues     61,706     59,349       4.0%    60,170
                          ---------- ---------- --------- ----------

  Cost of Revenues
   Music and Other
    Business Services(1)      9,387      8,173      14.9%     8,711
   Equipment Sales and
    Related Services (2)     14,457     12,100      19.5%    12,752
                          ---------- ---------- --------- ----------
          Total Cost of
           Revenues          23,844     20,273      17.6%    21,463
                          ---------- ---------- --------- ----------

  Selling, General and
   Administrative
   Amortization of
    Commissions               4,226      4,075       3.7%     4,132
   Other Selling, General
    and Administrative
    (2)(3)(4)                17,892     15,963      12.1%    17,326
                          ---------- ---------- --------- ----------
          Total Selling,
           General and
           Administrative    22,118     20,038      10.4%    21,458
                          ---------- ---------- --------- ----------

   Other (income) expense       (35)       (27)     29.6%         4
   Loss on early
    extinguishment on
    debt (5)                       -          -         -      1,663
                          ---------- ---------- --------- ----------

   EBITDA(6)                 $15,779    $19,065     -17.2%   $15,582
                          ========== ==========           ==========
     EBITDA Margin (6)         25.6%      32.1%                25.9%

  Cash Flows from
   operating activities      $4,134    $11,820               $3,814

Balance sheet data (end
 of period)

  Total Assets             $462,978   $476,045             $465,141
  Revolving Loan             30,000     12,700               24,000
  Muzak LLC Total Debt(7)   404,277    350,865              398,114
  Muzak Holdings LLC
   Total Debt (7)           428,522    404,680              422,359

Other financial data

  Muzak LLC Interest
   Expense                  $10,158     $8,558              $10,036
  Muzak Holdings LLC
   Interest Expense          10,974     10,302               11,341
  Muzak LLC Net Debt
  to  EBITDA (8)              6.17x      4.58x                5.77x
  Muzak Holdings LLC
   Net Debt to EBITDA (8)     6.54x      5.28x                6.48x



                          Muzak Holdings LLC
                         Financial Highlights
                   (unaudited, dollars in thousands)



                                        Nine Months ended
                                       9/30/2004  9/30/2003  % Change
                                       ---------- ---------- ---------
Selected Operations Data

 Revenues
   Music and Other Business Services    $137,604   $129,995       5.9%
   Equipment Sales and Related
    Services                              44,345     43,627       1.6%
                                       ---------- ---------- ---------
       Total Revenues                    181,949    173,622       4.8%
                                       ---------- ---------- ---------

 Cost of Revenues
   Music and Other Business Services(1) 26,547 23,893 11.1% Equipment Sales and Related
    Services(2)                           39,814     35,355      12.6%
                                       ---------- ---------- ---------
          Total Cost of Revenues          66,361     59,248      12.0%
                                       ---------- ---------- ---------


 Selling, General and Administrative
   Amortization of Commissions            12,904     11,562      11.6%
   Other Selling, General and
    Administrative (3)                    51,772     48,396       7.0%
                                       ---------- ---------- ---------
       Total Selling, General and
        Administrative                    64,676     59,958       7.9%
                                       ---------- ---------- ---------

   Other income                              (27)      (109)
   Loss on early extinguishment of
    debt(5)                                1,663      3,694

  EBITDA (6)                             $49,276    $50,831      -3.1%
                                       ========== ==========
    EBITDA Margin (6)                       27.1%      29.3%

 Cash Flows from operating activities    $19,712    $23,840



(1) During the third quarter of 2004, the Company increased its reserves for licensing royalties by $0.8 million.

(2) Cost of equipment sales and related services and other selling, general, and administrative expenses include a credit for an insurance receivable of $0.9 million and $0.3 million, respectively for the third quarter of 2003 to offset costs incurred to repoint satellite dishes as a result of the Telstar IV satellite failure on September 19, 2003.

(3) During the second quarter of 2004, the Company changed its field organization from a geographical reporting structure to a functional structure. The Company has five functional areas as follows: Sales, Operations, Administrations, Client Services, and Products and Marketing. In conjunction with this reorganization, the Company consolidated the administrative and certain operational functions at the home office, effective August 2, 2004. Accordingly, the Company estimates total charges of $1.9 million associated with severance and other termination benefits, relocation costs, duplicate salaries, and facility requirements. Expenses of $0.9 million and $1.7 million are included in selling, general, and administrative expenses the third quarter and nine months ended September 30, 2004, respectively.

(4) The third quarter of 2004 includes $0.6 million impairment of a receivable from the purchaser of the Company's CCTV inventory and recurring contracts.

(5) Loss on early extinguishment of debt in the nine months ended
    September 30, 2004 represents premium and write-off of financing fees associated with the repurchase of a portion of the Senior discount notes.

    Loss on early extinguishment of debt in the nine months ended
    September 30, 2003 represents the write-off of financing fees associated with the Company's refinanced Senior
    Credit Facility.

(6) Represents net income before interest, income tax benefit
    (expense), depreciation and amortization. EBITDA margin reflects EBITDA divided by total revenues.

    The Company evaluates liquidity using several measures, one of them being EBITDA. EBITDA is not intended to be a liquidity measure that should be regarded as an alternative to, or more meaningful than, cash flow from operations as a measure of liquidity, as determined in accordance with GAAP. However, management believes that EBITDA is a meaningful measure of liquidity that is commonly used in similar industries to analyze and compare companies on the basis of leverage and liquidity, however it is not necessarily comparable to similar titled amounts of other companies. The following table provides a reconciliation of cash flows from operations to EBITDA.




                                           Three months ended
                                      Q3 2004    Q3 2003    Q2 2004
                                      -------    -------    -------
   Cash flows from continuing
    operating activities              $ 4,134   $11,820    $ 3,814
   Loss on early extinguishment
    of debt                                 -         -     (1,663)
   Interest expense net of
    amortization                       10,254     7,967     10,643
   Change in working capital  (a)         857    (1,772)     2,555
   Current taxes expense                   10        55          2
   Unearned installation revenue           86        24         33
   Amortization of deferred
    subscriber acquisition costs       (4,226)   (4,075)    (4,132)
   Deferred subscriber
    acquisition costs                   4,643     5,017      4,290
   Gain on disposal of fixed
    assets                                 21        29         40
                                      -------   -------    -------
   EBITDA                             $15,779   $19,065    $15,582
                                      -------   -------    -------

(a) Change in working capital includes changes in accrued interest balances of $2.0 million, $2.7 million, and ($1.8) million in the quarters ended September 30, 2004 and 2003 and June 30,
    2004, respectively.



                                           Nine months ended
                                            Q3 2004  Q3 2003
   Cash flows from continuing               -------  -------
    operating activities                    $19,712  $23,840
   Loss on early extinguishment
    of debt                                  (1,663)  (3,694)
   Interest expense net of
    amortization                             29,369   21,205
   Change in working capital (b)              1,049    5,956
   Current taxes expense                         53      408
   Unearned installation revenue                161       26
   Amortization of deferred
    subscriber acquisition costs            (12,904) (11,561)
   Deferred subscriber
    acquisition costs                        13,411   14,614
   Gain on disposal of fixed
    assets                                       88       37
                                            -------  -------
   EBITDA                                   $49,276  $50,831
                                            -------  -------
(b) Change in working capital includes changes in accrued interest balances of $3.0 million and $5.1 million for the nine months ended September 30, 2004 and 2003, respectively.

    EBITDA margin reflects EBITDA divided by total revenues.

(7) Total debt excludes $1.9 million of debt of a subsidiary that is non-recourse to the Company.

(8) Reflects total debt described in (7) above less cash divided by EBITDA adjusted for non-cash items on a Last Quarter Annualized Basis. Pursuant to the Company's indentures under which it has notes outstanding, non-cash items reducing or increasing consolidated net income are excluded from EBITDA for purposes of calculating the consolidated leverage ratio.


    CONTACT: Muzak
             Catherine Walsh, 803-396-3000